U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018

GROM SOCIAL ENTERPRISES, INC.

(Exact name of small business issuer as specified in its charter)

Florida	000-55585	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

(Address of principal executive offices)

561-997-7270

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director Appointment, Robert Stevens

On June 1, 2018, Grom Social Enterprises, Inc., a Florida corporation (the “Company”), appointed Robert Stevens as a director of the Company. Mr. Stevens is deemed an “independent,” non-employee director as defined by NASDAQ Rule 5605(a)(2). There are no family relationships between Mr. Stevens and any of our other officers and directors. Mr. Stevens was appointed to the Nominating and Governance Committee, Audit Committee and Compensation Committee of the Board of Directors. Mr. Stevens was appointed lead independent director of the Board of Directors, chair of the Audit Committee and “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

There are no arrangements or understandings between Mr. Stevens and any other persons, pursuant to which he was appointed as a director and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Stevens shall receive compensation for his service as a director in the amount of (i) $1,500 per quarter and (ii) Two Hundred Fifty Thousand (250,000) shares of the Company’s restricted common stock, of which Seventy Thousand (70,000) shares shall vest immediately and Seven Thousand Five Hundred (7,500) shares will vest in twenty-four (24) equal monthly installments commencing on the one month anniversary of the grant date.

Set forth below is the biographical information of the newly appointed director, as required by Item 401 of Regulation S-K.

Mr. Stevens, age 52 founded Somerset Capital Ltd in 2001, a private capital firm that employs industry-specific skillsets to make strategic investments in distressed and turnaround situations as well as merger and direct investments in private and pre-public companies, where he serves as president and managing director. Mr. Stevens also serves as a court appointed receiver. Prior to founding Somerset Capital Ltd, Mr. Stevens was Managing Director of Technology Partners, a private equity and M&A firm from 2010 to 2013.

New Director Appointment, Norman Rosenthal

On June 1, 2018, the Company, appointed Norman Rosenthal as a director of the Company. Mr. Rosenthal is deemed an “independent,” non-employee director as defined by NASDAQ Rule 5605(a)(2). There are no family relationships between Mr. Rosenthal and any of our other officers and directors. Mr. Rosenthal was appointed to the Nominating and Governance Committee, Audit Committee and Compensation Committee of the Board of Directors. Mr. Rosenthal was appointed chair of the Nominating and Governance Committee.

There are no arrangements or understandings between Mr. Rosenthal and any other persons, pursuant to which he was appointed as a director and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Rosenthal shall receive compensation for his service as a director in the amount of (i) $1,500 per quarter and (ii) One Hundred Fifty Thousand (150,000) shares of the Company’s restricted common stock, of which Forty-Two Thousand (42,000) shares shall vest immediately and Four Thousand Five Hundred (4,500) shares will vest in twenty four (24) equal monthly installments commencing on the one month anniversary of the grant date.

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Set forth below is the biographical information of the newly appointed director, as required by Item 401 of Regulation S-K.

Mr. Rosenthal, age 58, founded Tempest Systems Inc. in 1986, a leading technology consultancy offering a wide range of services, from traditional business development to relationship management and competitive intelligence, and has served as CEO from 1986 to the present. Mr. Rosenthal has also served in senior management/advisory positions at Micro Focus and Computer Associates.

Item 8.01 Other Events.

On June 5, 2018, the Company issued a press release announcing the appointments of the new directors. A copy of the press release is attached hereto as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued June 5, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2018	GROM SOCIAL ENTERPRISES, INC.
(Registrant)

By: /s/ Darren Marks
Darren Marks, Chief Executive Officer

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